FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-283864-01

From: Db Cmbs Deutsche Bank (DEUTSCHE BANK SECURI) <ddeutscheb33@bloomberg.net>
Sent: Monday, March 17, 2025 2:27 PM
Subject: BMARK 2025-V14 **INITIAL PRICE TALK** PUBLIC

BMARK 2025-V14 **INITIAL PRICE TALK** PUBLIC

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATING (M/F/K)	SIZE (MM)	C/E WAL	IPT	TGT	$PX**
A-1	AAA/AAA/AAA	2.019	30.000%	2.49	PREPLACED
A-2	AAA/AAA/AAA	18.500	30.000%	2.75	LCF+20	~100
A-3*	AAA/AAA/AAA	300.000	30.000%	4.82	LCF-2	~101
A-4*	AAA/AAA/AAA	336.951	30.000%	4.92	J+100a	~103
A-M	NR/AAA/AAA	102.143	19.125%	4.92	J+140a	~103
B	NR/AA-/AA-	45.788	14.250%	4.92	J+180a	~102.6/WAC
C	NR/A-/A-	37.570	10.250%	4.92	J+220a	~100

*SIZES SUBJECT TO CHANGE AS DETAILED IN THE TERM SHEET. RANGE OF POSSIBLE SIZES BELOW:

CLASS	EXPECTED RANGE OF BALANCE	EXPECTED RANGE OF WAL
A-3	0.000 - 300.000	NA - 4.82
A-4	336.951 - 636.951	4.92 - 4.87

**ESTIMATE BASED ON CURRENT RATES - SUBJECT TO CHANGE

DEUTSCHE BANK TRADING DESK CONTACTS:

SHAISHAV AGARWAL 212-250-5149

RYAN HORVATH 212-250-5149

DAN PENN 212-250-5149

JIM O'BRIEN 212-250-5149

BARCLAYS DESK CONTACTS:

DAVID KUNG 212-528-7970

PETER TAYLOR 212-526-1528

BMO CAPITAL MARKETS CONTACTS:

PAUL VANDERSLICE 917-996-4514

DAVID SCHELL 347-996-0721

ALEX SMITH-CONSTANTINE 212-702-1866

CITIGROUP SYNDICATE DESK CONTACTS:

RAUL OROZCO 212-723-1295

MATT PERRY 212-723-1295

GOLDMAN SACHS SYNDICATE DESK CONTACTS:

SCOTT WALTER 212-357-8910

LISA SCHEXNAYDER 212-902-2330

YESHA DALAL 212-357-2047

ELLIE RIEHLE 212-357-8659

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The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov<http://www.sec.gov>. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611. This communication does not contain all information that is required to be included in the prospectus. The information in this communication is preliminary, and is subject to completion or change. Any investment decision with respect to the securities should be made by you based upon the information contained in the prospectus relating to the securities. There can be no assurance that actual pricing will be completed at the indicated value(s). This communication is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The foregoing also applies to any information provided in any subsequent discussion with you about the contents of this communication, regardless of the means of such subsequent discussion.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW THIS SENTENCE ARE NOT APPLICABLE TO THIS MESSAGE AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS MESSAGE HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

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